AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          BLC FINANCIAL SERVICES, INC.

            The Undersigned, being the President and Chief Executive Officer certifies as follows:

            FIRST: The name of the corporation is BLC Financial Services, Inc. (hereinafter called the "Corporation")

            SECOND: The date it filed its Certificate of Incorporation with the Secretary of State is August 10, 1990.

            The name under which BLC Financial Services, Inc. was originally incorporated is Crawford Energy, Inc.

            THIRD: The text of the Certificate of Incorporation, as amended heretofore, is hereby restated as further amended to read herein set forth in full:

                                   ARTICLE I

            The name of the corporation is BLC Financial Services, Inc. (hereinafter called the "Corporation").

                                   ARTICLE II

            The registered office of the Corporation is to be located in the County of Kent at 15 East North Street, Dover, Delaware 19901. The name of its registered agent at that address isUnited Corporate Services, Inc.

                                   ARTICLE III

            The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

            (a) The total number of shares of stock which the Corporation shall have authority to issue is 37,000,000 shares consisting of one class of 35,000,000 shares of Common Stock having a par value of $.01 per share (the "Common Stock") and one class of 2,000,000 shares of Preferred Stock having a par value of $.01 per share (the "Preferred Stock").

            (b) The Preferred Stock is to be issued in one or more series, with each series to have such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of each series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.

            The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

                  (i) The number of shares to constitute the series and the distinctive designation thereof;

                  (ii) The amount or rate of dividend on the shares of the series, whether dividends shall be cumulative, the times at and the terms and conditions upon which dividends shall be paid and any relative rights of priority of payment of dividends to the shares of the series in relation to dividends payable to any other class or series of stock of the Corporation;

                  (iii) Whether the shares of the series shall be redeemable and, if redeemable, the terms and conditions upon which the shares of the series may be redeemed, including the price at and the date or dates after which the shares may be redeemed and the relative rights of priority of redemption of the shares of the series in relation to the redemption of any other class or series of stock of the Corporation;

                  (iv) Whether the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund is established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                  (v) Whether the share of the series shall be convertible into shares of any class or classes or of any other series of the same class and, if convertible, the terms and conditions upon which the shares may be converted, including the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

                  (vi) The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, including the amount payable upon the shares in such event, the terms and conditions of such payment and the relative rights of priority of payment of such shares in relation to the payment of any other class or series of stock of the Corporation;

                  (vii) The restrictions, if any, on the payment of dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

                  (viii) Whether the shares of the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including the number of votes per share, the matters on which the shares can vote and the contingency, if any, which makes the voting rights effective; and

                  (ix) Any other relative rights, preferences, and limitations of that series.

            (c) All shares of Common Stock shall have identical rights and privileges in every respect. Except as shall be stated and expressed in the resolution or resolutions providing for the issue of each series of Preferred Stock adopted by the Board of Directors of the Corporation or by law, all shares of Preferred Stock shall have identical relative rights, preferences and limitations.

            (d) Except as otherwise required by law and except to the extent the holders of shares of a series of Preferred Stock may be granted voting rights by the Board of Directors of the Corporation in the resolution or resolutions providing for the issue of such series, all voting rights of shareholders in the Corporation shall be vested exclusively in the holders of the Common Stock, who shall be entitled to one vote for each share of Common Stock.

            (e) The amount of the authorized stock of any class may be increased or decreased by the affirmative vote of the holders of a majority of the total number of outstanding shares of any series of Preferred Stock entitled to vote, and of Common Stock, voting as a single class.

                                    ARTICLE V

            The name and address of the sole incorporator are as follows:

                  Name                          Address
                  ----                          -------

                  Peter M. Ziemba               c/o Graubard Mollen Horowitz
                                                Pomeranz & Shapiro
                                                600 Third Avenue
                                                New York, New York  10016

                                   ARTICLE VI

            The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (a) Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

            (b) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provision of the statutes of the State of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

                                   ARTICLE VII

            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect this
Article 7 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 7, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

            The Corporation, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons who it may indemnify pursuant thereto.

                                   ARTICLE IX

            Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                    ARTICLE X

            For the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its directors and stockholders:

            (a) Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors of the Corporation shall be between six (6) and twelve (12) directors, the exact number fixed from time to time by affirmative vote of a majority of the Directors then in office. The Directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation after fiscal year 1997, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

            (b) Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                   ARTICLE XI

            (a) (i) In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation (as hereinafter defined), and except as otherwise expressly provided in Section (b) of this Article 11:

      (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (x) any Interested Stockholder (as hereinafter defined) or (y) any other corporation (whether or not itself an Interested Stockholder), which is, or after such merger or consolidation would be, an Affiliate or Associate (as such terms are hereinafter defined) of as Interested Stockholder; or

      (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1 million or more; or

      (C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1 million or more; or

      (D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

      (E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is "beneficially owned" (as hereinafter defined) by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;

            shall require the affirmative vote of not less than seventy-five percent (75%) of the voting power of all outstanding Voting Shares that are not beneficially owned by the Interested Stockholder referred to in clauses (A) through (E) above or the Affiliates or Associates of such Interested Stockholder voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.

                  (ii) The term "Business Combination" as used in this Article 11 shall mean any transaction which is referred to in any one or more of clauses (A) through (E) of paragraph (i) of this Section 11(a). Notwithstanding any of the foregoing, the term Business Combination shall not include any transaction between the Corporation or any Subsidiary and another corporation fifty percent (50%) or more of the voting stock of which is owned by the Corporation or any Subsidiary and none of which is owned by an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder if each holder of common stock of the Corporation or any Subsidiary receives the same type of consideration in proportion to his holdings.

            (b) The provisions of Section (a) of this Article 11 shall not be applicable to any particular Business Combination in which a particular Interested Stockholder or any Affiliate or Associate of such Interested Stockholder has an interest of the type contemplated by Section (a)(i) of this
Article 11, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation and any Preferred Stock Designation, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (i) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraph (i) or paragraph (ii) are met:

                  (i) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

                  (ii) All of the following conditions shall have been met:

      (A) The aggregate amount of (x) cash and (y) Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under subparagraphs i), ii), iii) and
            iv) below:

                  i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                        fees) paid by the Interested Stockholder or any of its Affiliates or Associates for any share of Common Stock acquired by it or them;

                  ii) the higher of: (x) the highest Fair Market Value per share of Common Stock during the three-month period ending on the day after the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (y) (if applicable) the Fair Market Value per share of Common Stock on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article 11 as the "Determination Date"), provided that the Determination Date is not more than two years prior to the Announcement Date;

                  iii) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to subparagraph (b)(ii)(A)(ii)(x) above, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates or Associates for any shares of Common Stock acquired by it or them within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Stockholder or any of its Affiliates or Associates acquired any shares of Common Stock; and

                  iv) the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for determining the holders of record of Common Stock entitled to vote on the Business Combination (or if no such record date is set, then the Announcement Date), multiplied by the then price/earnings multiple (if any) of such Interested Stockholder as customarily computed and reported in the financial community; provided, however that if the common stock of the Interested Person is not at such time and has not been continuously over the preceding twelve (12) month period registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any comparable provision of any superseding statute), and such Interested Stockholder is a direct or indirect subsidiary of another person the common stock of which is and has been so registered, the price/earnings multiple shall be that of such other person.

      (B) The aggregate amount of (x) cash and (y) Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Preferred Stock shall be at least equal to the highest amount determined under subparagraphs i), ii),
            iii) and iv) below.

                  i) the highest per share price (including any brokerage commission, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates or Associates for any shares of such class of Preferred Stock acquired by it or them;

                  ii) the highest preferential amount per share to which the holders of shares of such class of Preferred Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event;

                  iii) the higher of: (x) the highest Fair Market Value per share of Preferred Stock during the three-month period ending on the day after the Announcement Date, or (y) (if applicable) the Fair Market Value per share of such class of Preferred Stock on the Determination Date, provided the Determination Date is not more than two years prior to the Announcement Date; and

                  iv) (if applicable) the price per share equal to the Fair Market Value per share of such Class of Preferred Stock determined pursuant to subparagraph (b)(ii)(B)iii)(x) above, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates or Associates for any shares of such class of Preferred Stock acquired by it or them within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of such class of Preferred Stock on the first day in such two-year period upon which the Interested Stockholder or any of its Affiliates or Associates acquired any shares of such class of Preferred Stock.

            The provisions of this subparagraph (b)(ii)(B) shall be required to be met with respect to every class of outstanding Preferred Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Preferred Stock.

      (C) If the Interested Stockholder or any of its Affiliates or Associates have paid for shares of any class or series of Capital Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of that class or series of Capital Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder or any of its Affiliates or Associates. The price determined in accordance with subparagraphs (b)(ii)(A) and (B) of this Article 11 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

      (D) After becoming an Interested Stockholder and prior to the consummation of such Business Combination (a) such Interested Stockholder or any of its Affiliates or Associates shall not have acquired any newly issued shares of Capital Stock, directly or indirectly, from the Corporation or any Subsidiary (except upon conversion of convertible securities acquired by it prior to becoming an Interested Stockholder or upon compliance with the provisions of this Article 11 or as a result of a pro rata stock dividend or stock split); (b) except as approved by a majority of the Continuing Directors, there shall have been (x) no failure to declare and pay at the regular date thereof any full quarterly or semi-annual dividends (whether or not cumulative) on the outstanding Preferred Stock, (y) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), and (z) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock; and (c) such Interested Stockholder or any of its Affiliates or Associates shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any Subsidiary, or made any major changes in the Corporation's or any Subsidiary's business or equity capital structure; and

      (E) A proxy statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations), whether or not the Corporation is then subject to such requirements, shall be mailed to the stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination for the purpose of soliciting stockholder approval of such Business Combination. The proxy statement shall contain on the first page there, in a prominent place, any recommendation as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors, as to the fairness (or not) of the terms of the Business Combination, from a financial point of view to the holders of the outstanding shares of capital stock of the Corporation other than the Interested Stockholder and its Affiliates or Associates (such investment banking firm to be paid a reasonable fee for its services by the Corporation).

            (c)  For the purposes of this Article 11:

                  (i) A "person" means any individual, limited partnership, limited liability partnership, general partnership, corporation, limited liability company, business trust or other firm or entity.

                  (ii) "Interested Stockholder" means any person (other than the Corporation or any Subsidiary), who or which together with their Affiliates or Associates:

      (A) is the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the voting power of the outstanding Capital Stock with respect to the election of directors of the Corporation; or

      (B) is an Affiliate or an Associate of the Corporation or any Subsidiary and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the voting power of the then outstanding Capital Stock with respect to the election of directors of the Corporation; or

      (C) is an assignee of or has otherwise succeeded to any shares of Capital Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

                  (iii) A person shall be a "beneficial owner" of, or shall "beneficially own", any Capital Stock:

      (A) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on June 30, 1997; or

      (B) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Capital Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed to beneficially own); or

      (C) which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on June 30, 1997 by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (iii)(B) or disposing of any shares of Capital Stock;

            provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Capital Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate or Associate of such trustee), solely by reason of such capacity of such trustee, shall be deemed for any purposes hereof, to beneficially own any shares of Capital Stock held under any such plan.

                  (iv) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (ii) of this Section (c), the number of shares of Capital Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (iii) of this Section
      (c) but shall not include any other unissued shares of Capital Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (v) "Affiliate" or "Associate" shall have the respective meaning ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on June 30, 1997.

                  (vi) "Subsidiary" means a corporation of which a majority of any class of equity securities is owned directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (ii) of this Section (c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly by the Corporation.

                  (vii) "Continuing Director" means (x) any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was either a member of the Board of Directors on the effective date of this Article 11 or a member of the Board of Directors prior to the time that the Interested

      Stockholder in question became an Interested Stockholder and (y) any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors.

                  (viii) "Fair Market Value" means (x) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stock, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation during the 30-day period immediately preceding the date in question in the over-the-counter market, as reported by the NASDAQ National Market or such other system then in use, or, if no such quotations are available, the fair market value on the date in question as determined in good faith by a majority of the Continuing Directors and (y) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

                  (ix) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (b)(ii)(A) and (b)(ii)(B) of this
      Article 11 shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding capital stock retained by the holders of such shares.

                  (x) "Whole Board" means the total number of directors which this Corporation would have if there were no vacancies.

                  (xi) "Voting Shares" shall mean (x) the Common Stock of the Corporation and (y) any shares of Preferred Stock of the Corporation that
      (a) by the terms of this Certificate of Incorporation or any Preferred Stock Designation are entitled to vote on matters presented to a vote of stockholders under this Article 11 (or, if applicable, Article 13), and
      (b) were issued by the Corporation prior to the date any Person who is at the time of the vote an Interested Stockholder became an Interested Stockholder or, if issued thereafter, the issuance thereof was approved by a majority of the Continuing Directors; provided, however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

                  (xii) "Preferred Stock Designation" shall mean a certificate filed with the Secretary of State of the State of Delaware to evidence the designation of any series of the Preferred Stock of the Corporation established by resolution of the Board of Directors pursuant to authority granted in this Certificate of Incorporation.

            (d) A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 11, including, without limitation, (1) whether a person is an Interested Stockholder, (2) the number of shares of Capital Stock beneficially owned by any person, and whether any shares are "Voting Shares" under paragraph (11) of Section C of this Article 11, (3) whether a person is an Affiliate or Associate of another, (4) whether the applicable conditions set forth in paragraph (2) of Section B have been met with respect to any Business Combination, (5) the Fair Market Value of stock or other property in accordance with paragraph (viii) of Section (c) of this Article 11 and (6) whether the assets which are the subject of any Business Combination referred to in paragraph (i)(B) of Section (a) have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph (i)(c) or Section (a) has, an aggregate Fair Market Value of $1 million or more. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the further power to interpret all of the terms and provisions of this Article 11.

            (e) A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand that any person who it is reasonably believed is an Interested Stockholder or Affiliate or Associate thereof (or holds of record shares of Capital Stock Beneficially Owned by any Interested Stockholder or Affiliate or Associate thereof) supply the Corporation with complete information as to (1) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder or Affiliate or Associate thereof, (2) the number of, the class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder or Affiliate or Associate thereof and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares and (3) any other factual matter relating to the applicability or effect of this Article 11, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

            (f) Nothing contained in this Article 11 shall be construed to relieve any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder from any fiduciary obligation imposed by law.

                                   ARTICLE XII

            Any action required or permitted to be taken by the stockholders of the Corporation must be effected (i) at a duly called annual or special meeting of such holders or (ii) by a consent in writing only by the consent of the holders of seventy-five percent (75%) of the outstanding shares of voting stock of the Corporation. At any annual meeting or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the By-laws of the Corporation.

                                  ARTICLE XIII

            The Board of Directors may adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the Whole Board (as defined in subparagraph (c)(x) of Article 11). Notwithstanding any other provisions of this Certificate of Incorporation or any Preferred Stock Designation or any provision of law, which might otherwise permit a lesser vote or no vote, but in addition to any requirements of law and any other provisions of this Certificate of Incorporation or any Preferred Stock Designation (as defined in subparagraph
(c)(xii) of Article 11, the stockholders may not adopt, amend, alter or repeal any provision of the By-laws of the Corporation, except by the affirmative vote of (i) the holders of at least seventy-five percent (75%) of the then outstanding Voting Shares (as defined in subparagraph (c)(xi) of Article 11) voting together as a single class, and (ii) if such amendment has been proposed, directly or indirectly, by or on behalf of any Interested Stockholder (as defined in subparagraph (c)(ii) of Article 11), it must also be approved by the affirmative vote of not less than seventy-five percent (75%) of all outstanding Voting Shares that are not beneficially owned by such Interested Stockholder or the Affiliates or Associates (as defined in subparagraph (c)(v) of Article 11) of such Interested Stockholder, voting together as a single class.

                                   ARTICLE XIV

            Notwithstanding any other provisions of this Certificate of Incorporation, any Preferred Stock Designation (as defined in subparagraph
(c)(xii) of Article 11), or any provision of law, which might otherwise permit a lesser vote or no vote, but in addition to any requirements of law, any other provisions of this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of not less than seventy-five percent (75%) of all outstanding Voting Shares (as defined in subparagraph (c)(xi) of Article 11) voting together as a single class, shall be required to alter, amend or repeal
Article 10, Article 11, Article 12, Article 13 or this Article 14; provided, however, that if such action has been proposed, directly or indirectly, by or on behalf of any Interested Stockholder (as defined in subparagraph (c)(ii) of Article 11), it must also be approved by the affirmative vote of not less than seventy-five percent (75%) of all outstanding Voting Shares (as defined in subparagraph (c)(xi) of Article 11) that are not beneficially owned by such Interested Stockholder or the Affiliates or Associates (as defined in subparagraph (c)(v) of Article 11) of such Interested Stockholder, voting together as a single class.

            IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation which restates, integrates and amends the provisions of the certificate of incorporation of the Corporation, and which has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law has been executed by Robert F. Tannenhauser, its President and Chief Executive Officer on September 18, 1997.

                                          BLC FINANCIAL SERVICES, INC.


                                          /s/ Robert F. Tannenhauser
                                          -----------------------------
                                          Robert F. Tannenhauser
                                          President and Chief Executive
                                          Officer


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